May 8, 2015
The Rubicon Project, Inc.
12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094

Re:	The Rubicon Project, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of The Rubicon Project, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 428,798 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), that are subject to issuance upon the exercise of options granted under the Chango Inc. Stock Option Plan (the “Plan”). The options issuable under the Plan were assumed by the Company pursuant to the terms of that certain Arrangement Agreement, dated as of March 31, 2015, pursuant to which a wholly owned subsidiary of the Company acquired all of the issued and outstanding shares of capital stock of Chango, with Chango becoming an indirect wholly owned subsidiary of the Company.
In arriving at the opinion expressed below, I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Jonathan Feldman
Jonathan Feldman